EXHIBIT 99.4


                                     FORM OF
                                 BANKRUPTCY BOND


BOND NO.:[            ]               Effective Date: [            ], 199[_]
                                      Anniversary Date:  [            ], 20[   ]


                  KNOW ALL MEN BY THESE PRESENTS, that those certain Mortgagors or their successors or assigns (hereinafter referred to as "Mortgagor/Principal" or "Mortgagors/Principals"), listed on the attached mortgage loan schedule, marked Exhibit "A", which identifies all of the mortgage loans subject to the Agreement as defined and referred to hereinafter, and by this reference made a part hereof under the terms of those certain Promissory Notes (the "Contracts") secured by mortgages or deeds of trust (the "Mortgages") on those certain [one to four family] residential properties (the "Properties") as set forth in Exhibit "A", and [
    ], a corporation organized under the laws of the State of [ ] and authorized to transact business as a surety in the State of [ ], as Surety ("Surety"), are held and firmly bound unto [ ], with its principal place of business located at [ ] as Obligee ("Obligee") under the terms of the Contracts, for its use and benefit, subject to conditions 1-20 set forth below, in an amount not to exceed:

          (a) during each of the first ten years of this Bond (the "Initial Policy Years") the greater of (i) $[ ] or (ii) $[ ] which is One Percent (1.0%) of the initial outstanding principal amount of the
Contracts, as of [ ], 199[_]; provided, however, with respect to (i) and (ii) above, the following amount is to be subtracted: claims previously paid during the applicable Initial Policy Year minus net recoveries made during such applicable Initial Policy Year, from whatever source (however such recoveries are not to exceed the amount of claims theretofore paid); and

         (b) thereafter, the amount for each twelve (12) month period beginning on the day following the expiration date of the tenth Initial Policy Year (the "Subsequent Policy Years") shall be the greater of (i) $100,000, (ii) One Percent (1.0%) of the then outstanding principal amount of the Contracts at the beginning of each Subsequent Policy Year (computed as of the first day of the first month of each Subsequent Policy Year) or (iii) the sum of the net claims paid during the twelve months immediately preceding such Subsequent Policy Year; provided, however, with respect to (i), (ii) and (iii) above, the following amount is to be subtracted: claims previously paid during the applicable Subsequent Policy Year minus net recoveries made during such applicable Subsequent Policy Year, from whatever source (however such recoveries are not to exceed the amount of claims theretofore paid);

for the payment whereof Mortgagors/Principals and Surety bind themselves, their heirs, executors, administrators, successors and assigns, jointly and severally, firmly by these presents. The Initial Policy Year and the Subsequent Policy Year shall together hereinafter be defined as the "Policy Year." It is understood that coverage for each Policy Year is not cumulative and is to be computed separately with no carry back or carry forward or any unused coverage or recovery with respect to any Policy Year.

                  WHEREAS,   Mortgagors/Principals  have  entered  into  certain
Contracts  secured  by  Mortgages  on  the  Properties,   said  Mortgages  being
identified in the attached Exhibit A;

                  WHEREAS, the Obligee has assigned the Mortgages to [ ] as Trustee (the "Trustee"), with its principal place of business located at [ ] under the terms of the Trust Agreement dated as of [ ], 199[_] (the "Agreement") for the Saxon Asset Securities Company Asset Backed Certificates, Series 199[_]-[_];

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                  WHEREAS,  Mortgagors/Principals  have agreed to perform all of their duties and obligations and make any and all payments required under the terms of the respective Contracts;

                  NOW, THEREFORE, the conditions of this Obligation are such that if any one of the following occurs: (i) the Mortgagors/Principals shall faithfully perform all of their duties and obligations and make all payments required under the Contracts; (ii) all of the Mortgages securing the Contracts have been paid in full; or (iii) all of the Mortgages are released from the Agreement; then the obligation under this Bond shall be null and void, otherwise it shall remain in full force and effect.

         The obligation of Surety under this Bond is subject to the following conditions and agreements (the "Conditions"):

                  1. The Surety shall be obligated to make payments hereunder only in the event of all of the following:

                           (a) a filing by one or more of the Mortgagors/Principals obligated under the Contracts pursuant to the Bankruptcy Code, as amended form time to time (11 U.S.C.) (the "Filing"); and

                           (b) the Filing results in one or more of the Properties being retained by the respective Mortgagor/Principal (as a Debtor under the Filing); and

                           (c) the Filing results in one or more of the Properties being valued by the Bankruptcy Court or in the Bankruptcy case in an amount less than the then outstanding indebtedness under the respective Contract and Mortgage (the "Deficient Valuation").

                  The amount of the difference between the outstanding principal indebtedness under the Contract and Mortgage and the Deficient Valuation made by the Bankruptcy Court is hereinafter referred to as the "Principal Differential."

                  2. No assignment, modification or other change in the provisions of the Contracts or any other related document between
Mortgagor/Principal and Obligee which would in any way increase Surety's obligations or risks under this Bond shall be binding or effective as to Surety unless Surety agrees to such assignment, modification or other change in writing.

                  3. The Obligee or its designee shall immediately notify the Surety in writing in the event Obligee or its designee or its agent receives a notice of a Filing involving any of the Mortgagors/Principals as a debtor and under no circumstance shall said notice be given to Surety any later than the commencement of any hearing scheduled for the respective Mortgagor/Principal pursuant to Section 341 of the Bankruptcy Code or such other comparable hearing under any other section of the Bankruptcy Code (such hearing under Section 341 or other section being hereinafter referred to as the "Hearing"). The Obligee or its designee shall also file a proof of claim within such time as the Bankruptcy Court directs, but under no circumstances later than the commencement of the Hearing. The proof of claim and its filing shall be in accordance with the Bankruptcy Code and all Rules and Orders, and shall include the interest of the Surety.

                  4. In the event any of the Properties are proposed to be valued by the Bankruptcy Court or in the bankruptcy case or proceeding in an amount less than the outstanding indebtedness under the respective Contract and Mortgage, the Obligee or its designee shall timely and properly challenge the valuation, unless Surety agrees in writing that such challenge is not necessary. The Obligee or its designee must attend the Hearing, must timely and properly object to the valuation, must attend the subsequent valuation hearing and/or

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trial,  must  object  to any  valuation  which  is  less  than  the  outstanding indebtedness under the respective Contract and Mortgage, and must take all other reasonable and prudent action to protect the interests of Surety and the holder of the Contract, as may be directed by Surety from time to time.

                  5. If, due to or in connection with a Filing or proceeding, one or more of the Properties receives a Deficient Valuation, Obligee or its designee shall submit to Surety a signed statement (the "Default Notice") stating all of the following:

                           (a) the Principal Differential;

                           (b) the payment history of the Contract and Mortgage since the date of the Filing including the following: the date of last full payment made by the respective Mortgagor/Principal under the Contract and Mortgage, the date and amounts of any partial payments made subsequent to the date of the last full payment, and the due date and amount of any payments not made prior to the date of the last full payment;

                           (c) the amount of interest which would have been due since the date of the Filing computed at the interest rate charged under the Contract (the "Contract Rate") from the Mortgagor/Principal with respect to the Principal Differential had it not been the subject of a Deficient Valuation;

                           (d) the per diem interest charge at the Contract Rate on the Principal Differential;

                           (e) an amortization schedule based on the original terms of the respective Contract and Mortgage;

                           (f) an amortization schedule based on the Deficient Valuation; and

                           (g) other such information as the Surety may require.

                  6. Surety shall pay jointly to the Trustee and Obligee, within fifteen (15) days after receipt of the Default Notice:

                           (a) at the option of the Surety, either (i) the amount of the Principal Differential in a lump sum, or (ii) on a monthly basis, the amount of the Principal Differential during such month, which would have otherwise been amortized pursuant to the Contract plus accrued interest on the Principal Differential ("Accrued Interest") with such monthly payments to terminate upon payment in full of the related Mortgage, or upon final claims settlement payments under all mortgage insurance policies; and

                           (b) the amount of interest computed at the Contract Rate owed on the Principal Differential from the date of the Filing to the date of payment made under (a)(i) above or the date of the first payment made under (a)(ii) above ("Initial Lost Interest");

provided, however, that the failure of the Obligee or Trustee to receive the above referenced Principal Differential and Accrued Interest (if any) and Initial Lost Interest payment (the "Deficient Funds") occurred solely due to the effect of the Deficient Valuation. The above-described payments to be made jointly to the Trustee and Obligee shall be made by Surety and shall satisfy all obligations of Surety hereunder owed to

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Obligee and Trustee.  Separate Default Notices shall be submitted to Surety each time Deficient Funds occur as the result of the filing of a petition in Bankruptcy by one or more Mortgagors/Principals.

                  7. Obligee  shall make a claim  hereunder no later than twenty
(20) days after the date on which the Bankruptcy court makes a Deficient Valuation or after a hearing by the Bankruptcy Court on the Deficient Valuation issue, whichever occurs later, unless Surety agrees in writing to extend the time for filing a claim.

                  8. Notice shall be sent by registered or certified United States mail, postage prepaid, or by telex or telegram, addressed as follows:

                  if to Surety:

                  [NAME]
                  [ADDRESS]

                  if to Mortgagor/Principal:

                  [NAME]
                  [ADDRESS]

                  if to Obligee:

                  [NAME]
                  [ADDRESS]

                  if to Trustee:

                  [NAME]
                  [ADDRESS]

or such other place or person as they may, from time to time, designate in writing.

                  9. No agreement by Surety and no course of dealing between Surety and Obligee shall be effective to change or modify or to discharge, in whole or in part, this Bond, unless in writing and executed by Surety.

                  10. No waiver of any rights or powers of Surety or Obligee or consent by either of them shall be valid unless in writing signed by an authorized officer or agent thereof. The waiver of any right by Surety or Obligee or failure to exercise promptly any right shall not be construed as a waiver of any other right to exercise the same at any time thereafter.

                  11. The first year's premium for this Bond is $[ ], payable by the Obligee upon delivery of this Bond. Thereafter, the annual premium shall be the greater of (i) $[1,000] or (ii) [0.0001] per annum applied to the outstanding principal balances of mortgages being serviced under the Contract as of the first day of January of each year of the Bond. After the Initial Policy Year, the annual premium is payable by the Obligee on the [25th] day following the anniversary date of this Bond. The premium shall be fully earned when received, and there shall be no refund of any premium under this Bond.

                  12. This Bond is irrevocable, absolute and continuing and shall remain in full force and effect so long as the Agreement (and any supplements or amendments thereto) remains in full force and effect, except in the event the premium required hereunder is not paid when due. There shall be no right of cancellation under this Policy, except for non-payment of premium.

                  13. (a) The premium for this Bond shall be due and owing as long as the Bond is in full force and effect. Surety will furnish notice to Obligee and the Trustee of the amount of premium due each year not less than ten
(10) days prior to the due date of such premium.

                           (b) The Obligee shall provide Surety with the balance outstanding under the Contracts and such other information as Surety may be required to compute the applicable premium. Such information shall be furnished to Surety by [ ] of each year and shall be computed based on the [ ] balances. Failure of the Obligee to provide such information within thirty (30) days after receipt of notice that such information is due will entitle Surety to charge the Obligee an estimated premium based on Surety's records, and with Surety's only refund obligation to refund any excess premium (without interest thereon) upon the Obligee providing such information as may be necessary to compute the correct premium as of its due date, and without the Obligee being relieved of its obligation to pay any further premium if the estimated premium was less than the correct premium.

                           (c) Failure to pay any premium within thirty (30) days after receipt of notice from Surety that such premium is due and unpaid will terminate the liability of Surety with respect to the coverage contained in this Bond.

                  14. In the event of a Bankruptcy of the Obligee, nothing herein contained shall be interpreted so as to obligate the Surety to assume any additional responsibilities, including but not limited to collection of funds for distribution to the Trustee and/or Certificateholders.

                  15. Whenever the Surety makes payment to the Trustee and Obligee on behalf of the Principal in settlement of a claim or obligation under this Bond, the Surety is then subrogated to the rights and claims of the Trustee and Obligee against the Principal to sue the Principal and pursue whatever other remedies of law or equity which were available to the Trustee and Obligee with respect thereto. Without limiting the foregoing, the Obligee shall file with the Bankruptcy Court an assignment of its proof of claim and make claim in the Bankruptcy Court in the amount of the claim made under this Bond or whatever portion thereof is so subject to a claim in Bankruptcy on behalf of the Surety. Upon payment from the Bankruptcy Court, Obligee shall reimburse to the Surety the full amount received from the Bankruptcy Court as a result of Obligee's claim.

                  16. Notwithstanding the fact that payments under the terms of this Bond are to be made by Surety to Trustee, the obligations and duties of Obligee and all other conditions of this Bond must be fully met for a claim to be filed and fully payable.

                  17. For all purposes of this Bond, including all Endorsements hereto, any addition to the principal amount of the Contracts resulting from the accrual and deferral of interest set forth in a schedule in the original Contracts, shall be deemed to be principal under this Bond.

                  18. Notwithstanding any other provision contained herein, Surety shall be under no obligation to make any payment, or portion thereof, which has previously been made by Mortgagor/Principal.

                  19. The Trustee shall be a party to this Agreement for the purpose of receipt of payment hereunder and for no other purpose.

                  20. This Bond shall be effective as of 12:01 a.m. standard time at the address of the Obligee on [ ], 199[_] and shall continue in full force and effect during the term of the Contract.


                                           [OBLIGEE]


         (Corporate Seal)                  By

                                           Its
         Witness:


                                           [SURETY]


         (Corporate Seal)                  By

                                           Its
         Witness:

                                           [TRUSTEE]


         (Corporate Seal)                  By

                                           Its
         Witness: